Mike Thanks and Happy Nee Year You have my authority to do this so please proceed Regards Peter Peter,   As you know, we need to file Form 4’s with the SEC with respect to your GLBL RSUs as a result of the closing of the GLBL merger.  As a result of Yana’s and Becky’s departures, we need a limited power of attorney under SEC rules to be able to file this form on your behalf. Would you be able to confirm the following:   I, Peter Blackmore, hereby appoint Jennifer Mazin as my lawful attorney in fact for the limited purpose of preparing, signing and submitting, on my behalf, a Form 4 with the U.S. Securities and Exchange through its EDGAR File Management System required as a result of the transactions consummated in connection with the agreement and plan of merger with Brookfield Asset Management Inc. and certain of its affiliates.   Please don’t hesitate to let me know if you have any questions or concerns on this. Happy to discuss.     We need to make the filings today if at all possible.   Best, Mike   Mike Ravvin Assistant General Counsel, TerraForm Global